Exhibit 99.1

Quotient Limited and Ortho Clinical Diagnostics Settle Arbitration

and Sign Binding Letter of Intent Covering Patient Transfusion Diagnostics

JERSEY, Channel Islands, 8 September 2020 (GLOBE NEWSWIRE) — Quotient Limited (NASDAQ:QTNT), headquartered in Eysins, Switzerland, today announced that the Company and Ortho Clinical Diagnostics (Ortho) have signed a binding letter of intent that confirms the termination of their former distribution agreement and related contracts and resolves all their disputes over the former distribution agreement. In addition, this ends the pending arbitration between the two companies and establishes a new distributor relationship focused solely on patient transfusion diagnostics.

Under the new agreement, Quotient will develop an immunohematology (IH) MosaiQ™ microarray optimized for the patient transfusion market. Quotient will sell this microarray along with instruments and consumables to Ortho for distribution in Europe and in the US. In addition to payments for the products it will supply, Quotient will also be entitled to payments in the amount of up to $67.5 million. The first non-refundable milestone payment of $7.5 million was received on September 4th, 2020. The remaining milestone payments are due upon achievement of certain regulatory and commercial sales benchmarks. Ortho’s rights to the IH microarray in the European and US patient transfusion markets are for ten-year terms. Ortho’s rights are exclusive so long as Ortho satisfies certain minimum purchase requirements. Under the new agreement Ortho has no rights to applications of Quotient’s MosaiQ technology outside of patient transfusion diagnostics. Quotient retains the rights to market, distribute and sell the IH microarray for use in testing blood donors.

The current global transfusion diagnostics market is estimated at $3.4 billion of which approximately two-thirds is related to the blood donation market to which Quotient retains all rights.

“We are delighted to have Ortho, a world market leader in the transfusion diagnostics sector, leverage its commercial capabilities to sell MosaiQ to patient segment customers,” said Franz Walt, Chief Executive Officer of Quotient.

About Quotient Limited

Building on over 30 years of experience in transfusion diagnostics, Quotient is a commercial-stage diagnostics company committed to delivering solutions that reshape the way diagnostics is practiced. MosaiQ, Quotient’s proprietary multiplex microarray technology, offers the world’s first fully automated, consolidated testing platform, allowing for multiple tests across different modalities. MosaiQ is designed to be a game-changing solution, which Quotient believes will increase efficiencies, improve clinical practice, deliver significant workflow improvements, and operational cost savings to laboratories around the world. A serological test was developed in April 2020 in response to the global COVID-19 pandemic. The MosaiQ COVID-19 Antibody Microarray is CE marked and available for distribution in Europe including Switzerland, and the UK. Quotient’s operations are based in Eysins, Switzerland, Edinburgh, Scotland and Newtown, Pennsylvania.

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements regarding our expectations of continued growth, the development, regulatory approval, commercialization and impact of MosaiQ and other new products (including the potential for using our MosaiQ technology to test for COVID-19 antibodies). The MosaiQ system has not yet been cleared by the FDA for sale in the United States. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include delays or denials of regulatory approvals or clearances for products or applications; market acceptance of our products; the impact of competition; the impact of facility expansions and expanded product development, clinical, sales and marketing activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or field trial studies; adverse results in connection with any ongoing or future legal proceeding; continued or worsening adverse conditions in the general domestic and global economic markets, including the recent novel coronavirus (COVID-19) outbreak; as well as the other risks set forth in the Company’s filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Quotient disclaims any obligation to update these forward-looking statements. The Quotient logo, Quotient MosaiQ and MosaiQ are trademarks or registered trademarks of Quotient Limited or its subsidiaries in various jurisdictions.

Contact: Peter Buhler, Chief Financial Officer, IR@quotientbd.com; +41 22 545 52 26

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